Exhibit 10.3

                  HSBC INDICATIVE SUMMARY TERMS AND CONDITIONS

This Summary sets out indicative terms and conditions for banking facilities and is subject to HSBC Bank plc (the Bank) formal credit approval upon completion of the due diligence process. It is intended to outline the terms on which the Bank expects to be able, at its option, to offer such facilities. Any such facilities will additionally be subject to satisfactory completion of all documentation required by the Bank.

These terms are not meant to be exhaustive and the facility agreement will contain other terms and conditions. The terms may also need to be revised, as further information becomes available or market conditions change.

This does not constitute a binding offer of commitment.

Confidentiality

These Indicative Summary Terms and Conditions are confidential and are not to be disclosed to or relied upon by any other person.

Description of Facility
Facility          Term Loan
Borrower          Propalms Ltd
Amount            (pound)150,000
Term              10 years
Repayments        Monthly capital & interest
Interest Margin   2.2% above HSBC Base Rate
Arrangement Fee   1.25%
Prepayment Fee    No early repayment penalty
Security Personal Guarantee for (pound)75k from Directors
         (pound)75k of cash funds secured against facility

Preconditions:
To be completed, to the Bank's satisfaction, prior to drawdown of the loan facility:
Evidence of satisfactory insurance cover in place;
Compliance with Bank's account opening and money laundering regulations; All security to be completed prior to drawdown;
Appropriate Life cover to be agreed with the Bank and arranged through HSBC Independent Financial Advisor;
Interest rate hedging in place for min (pound)150k and 5 years term to be arranged through HSBC Treasury Department;

Covenants & Undertakings

All professional fees and reasonable out of pocket expenses incurred by the Bank in setting up the facilities are for the account of the borrower.